EXHIBIT 99.1

Contact: L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com
NEWS RELEASE
TALX REPORTS RECORD FIRST-QUARTER DILUTED EARNINGS PER SHARE
FROM CONTINUING OPERATIONS OF $0.29;
RAISES FULL-YEAR GUIDANCE
ST. LOUIS, MO (July 27, 2005) – TALX Corporation (NASDAQ: TALX) today reported that earnings from continuing operations were $6.4 million, or $0.29 per diluted share for the first fiscal quarter ended June 30, 2005. In the year-ago quarter, the company earned $0.2 million, or $0.01 per diluted share, which included a $2.5 million, or $0.12 per share, SEC settlement charge. Excluding this charge, earnings from continuing operations grew 138 percent for the quarter, from $2.7 million, or $0.13 per diluted share, primarily reflecting strong revenue gains in The Work Number services and overall cost control. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measures in fiscal year 2005.
Revenues rose 42 percent for The Work Number services and 24 percent for the tax management services business from the year-ago levels. Overall, revenues grew 30 percent to $46.8 million from $36.1 million in the year-earlier quarter. Gross profit expanded 42 percent to $29.2 million from $20.5 million, with gross margin rising 550 basis points to 62.4 percent from 56.9 percent the year before.
Due to overall favorable operating trends, TALX is raising guidance for the fiscal year ending March 31, 2006. Revenue is now estimated to be a range of $190.5 million to $194.5 million compared with previous guidance of $188.0 million to $193.0 million. The estimate for diluted earnings per share from continuing operations is now a range of $1.15 to $1.20 compared with the previous range of $1.02 to $1.10.
TALX also provided initial guidance for the second fiscal quarter ending September 30, 2005. The company expects revenues ranging from $45 million to $47 million and diluted earnings per share from continuing operations of $0.27 to $0.29.
William W. Canfield, president and chief executive officer, commented, “First-quarter revenues for both of our core businesses exceeded our expectations. We continued to execute our focused strategies within The Work Number services, resulting in strong transaction levels that drove significant revenue growth. As a result of our highly leverageable business model in this segment, the expansion of our operating margins outpaced the revenue growth for the quarter, providing a strong positive impact on our bottom line.
“In our tax management services business, the quarter benefited from revenues from our recent acquisitions as well as four percent organic growth in our unemployment claims and tax consulting business. In addition to the acquisitions’ contribution to our first-quarter financial results, they offer two important opportunities. The first is our ability to provide a best-of-class service to help our clients manage available tax credits. The second is the expansion of our cross-selling capabilities.”

L. Keith Graves, vice president and chief financial officer, added, “In addition to the strong growth in revenues during the quarter, we continued to benefit from our acquisition integration initiatives and our focus on cost control. As a result, our SG&A expenses as a percentage of revenues improved 410 basis points to 38.1 percent from 42.2 percent a year ago. This improvement, coupled with the 550 basis point improvement in gross margin, resulted in a record operating margin of 24.3 percent.”
The total number of employment records in The Work Number services database increased to 109.4 million at June 30, 2005, from 97.7 million a year ago, representing a 12 percent gain. The company added 2.5 million employment records during the quarter, representing a 2 percent increase in total records over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 13 percent to 116.1 million at June 30, 2005, from 102.6 million a year earlier and 3 percent over the previous sequential quarter total of 113.1 million. Additionally, the company gained approximately 6 million employment records in the April acquisition of Jon-Jay Associates that are expected to be converted to The Work Number services database within the next six months.
A conference call to discuss the company’s fiscal 2006 first-quarter performance and its outlook is scheduled for Thursday, July 28, at 9:00 a.m. Central Time. To participate in this call, dial (800) 762-4717. A slide presentation will accompany the call on the Web at www.talx.com/2006. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30 p.m. CDT on Thursday, July 28, through 11:59 p.m. CDT on October 28. The replay number is (800) 475-6701 and the access code is 790358.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the second quarter of fiscal 2006 and for the fiscal year ending March 31, 2006, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2005, under the caption “Risk Factors” in “Part I – Item 1,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (7) risks associated with changes in economic conditions or unemployment compensation laws; (8) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services; and (11) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.
TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number (R) and unemployment cost management services via UC eXpress (R). TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.
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TALX Corporation and Subsidiaries
Supplemental Financial Information
The company sometimes uses information derived from consolidated financial information but not presented in the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Specifically, in this release, the company has used non-GAAP financial measures to eliminate the effect on fiscal 2005 earnings from continuing operations and diluted earnings per share of a $2.5 million charge recorded in connection with a settlement with the SEC.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We use these non-GAAP measures internally to evaluate the performance of the business, including allocation of assets and resources, planning, comparison of financial performance between historical periods and evaluation and compensation of management and staff. We believe that the presentation of these non-GAAP financial measures provides useful information to investors because these measures exclude elements that we do not consider to be indicative of earnings from our ongoing operating activities and allow for an equivalent comparison to prior-period results.

Reconciliation of Fiscal 2005 First Quarter Adjusted Earnings from Continuing Operations to GAAP Earnings from Continuing Operations:
GAAP earnings from continuing operations	$0.2 million
SEC settlement charge	2.5 million

Adjusted earnings from continuing operations	$2.7 million

Reconciliation of Fiscal 2005 First Quarter Adjusted Diluted Earnings Per Share from Continuing Operations to GAAP Diluted Earnings Per Share from Continuing Operations:
GAAP diluted EPS from continuing operations	$0.01
SEC settlement charge	0.12

Adjusted diluted EPS from continuing operations	$0.13

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited; dollars in thousands, except share information)

	Three Months Ended
	June 30,
	2005	2004
Revenues:
The Work Number services	$20,445	$14,417
Tax management services	25,925	20,900
Maintenance and support	424	744

Total revenues	46,794	36,061

Cost of revenues:
The Work Number services	4,704	4,192
Tax management services	12,806	11,134
Maintenance and support	86	232

Total cost of revenues	17,596	15,558

Gross profit	29,198	20,503

Operating expenses:
Selling and marketing	7,730	7,020
General and administrative	10,084	8,170
SEC settlement charge	—	2,500

Total operating expenses	17,814	17,690

Operating income	11,384	2,813

Other income (expense), net:
Interest income	157	23
Interest expense	(916)	(549)
Other, net	(5)	—

Total other income (expense), net	(764)	(526)

Earnings from continuing operations before income tax expense	10,620	2,287
Income tax expense	4,195	2,089

Earnings from continuing operations	6,425	198
Discontinued operations, net of income taxes:
Earnings (loss) from discontinued operations, net	7	(16)
Gain on disposal of discontinued operations, net	195	174

Earnings from discontinued operations	202	158

Net earnings	$6,627	$356

Basic earnings per share:
Continuing operations	$0.31	$0.01
Discontinued operations	0.01	0.01

Net earnings	$0.32	$0.02

Diluted earnings per share:
Continuing operations	$0.29	$0.01
Discontinued operations	0.01	0.01

Net earnings	$0.30	$0.02

Weighted average number of shares outstanding — basic	20,925,848	20,504,131

Weighted average number of shares outstanding — diluted	22,270,413	21,565,971

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	June 30,	March 31,
	2005	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,707	$11,399
Short-term investments	11,635	7,615
Accounts receivable, less allowance for doubtful accounts of $3,682 at June 30, 2005, and $3,173 at March 31, 2005	22,530	19,718
Work in progress, less progress billings	3,079	3,713
Prepaid expenses and other current assets	4,370	5,282
Deferred tax assets, net	1,257	1,683

Total current assets	47,578	49,410
Property and equipment, net of accumulated depreciation of $20,064 at June 30, 2005, and $18,572 at March 31, 2005	12,175	11,414
Capitalized software development costs, net of amortization of $5,007 at June 30, 2005, and $4,605 at March 31, 2005	3,601	3,374
Goodwill	153,954	136,143
Other intangibles, net	54,550	45,448
Other assets	1,131	1,130

	$272,989	$246,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,612	$2,054
Accrued expenses and other liabilities	14,867	16,502
Dividends payable	843	835
Deferred revenue	6,381	5,203

Total current liabilities	24,703	24,594
Deferred tax liabilities, net	10,944	10,083
Long-term debt, less current portion	74,850	57,500
Other liabilities	2,927	2,878

Total liabilities	113,424	95,055

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at June 30, 2005, or March 31, 2005	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 21,076,272 shares at June 30, 2005, and 20,922,011 shares at March 31, 2005	211	209
Additional paid-in capital	166,537	164,937
Deferred compensation	(201)	(223)
Accumulated deficit	(6,942)	(12,726)
Accumulated other comprehensive income:
Unrealized gain/(loss) on interest rate swap contract, net of tax benefit of $26 at June 30, 2005, and tax expense of $39 at March 31, 2005	(40)	59
Treasury stock, at cost, 42,275 shares at March 31, 2005	—	(392)

Total shareholders’ equity	159,565	151,864

	$272,989	$246,919

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited; dollars in thousands)

	Three Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$6,627	$356
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,059	2,500
Deferred compensation	22	—
Deferred taxes	1,215	703
Gain on swap agreement	(59)	—
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(1,601)	(1,367)
Work in progress, less progress billings	689	(326)
Prepaid expenses and other current assets	1,022	5,547
Other assets	(37)	28
Accounts payable	546	295
Accrued expenses and other liabilities	(2,632)	(4,346)
Deferred revenue	(359)	(143)
Other liabilities	49	(14)

Net cash provided by operating activities	8,541	3,233

Cash flows from investing activities:
Additions to property and equipment	(1,742)	(2,070)
Change in restricted cash	—	38,645
Acquisitions, net of cash received	(27,351)	(39,851)
Purchases of short-term investments	(4,020)	—
Capitalized software development costs	(629)	(378)

Net cash used in investing activities	(33,742)	(3,654)

Cash flows from financing activities:
Issuance of common stock	1,994	830
Borrowings under long-term debt facility	84,850	—
Repayments under long-term debt facility	(67,500)	(2,500)
Dividends paid	(835)	(682)

Net cash provided by (used in) financing activities	18,509	(2,352)

Net decrease in cash and cash equivalents	(6,692)	(2,773)
Cash and cash equivalents at beginning of period	11,399	8,568

Cash and cash equivalents at end of period	$4,707	$5,795